Exhibit 7.2

STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of the 29th day of June, 2004, between Lone Moose Adventures, Inc., a Nevada corporation (the “Company”) and Thomas E. Fox (the “Investor”).

Whereas, the Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to pursue prosecuting a reverse merger transaction (“Reverse Merger”) and, in connection therewith, to position the Company for a new executive management team immediately upon the effectiveness of a contemplated Reverse Merger (anticipated to close on or about July 14, 2004).

Whereas, in order to provide appropriate incentive for the long-term management of the Company following closing of the Reverse Merger, the Company’s Board of Directors believes it is in the Company’s best interests to issue and sell to Investor the shares of Company common stock as provided in this Agreement, subject to the Company’s right to repurchase the shares if and only if the Reverse Merger does not close by September 15, 2004.

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Company and the Investor, the Company and the Investor agree as follows:

1.                                       Sale and Purchase of Shares.  Subject to the terms and conditions hereof, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, 66,960 shares of the Company’s Common Stock (the “Shares”) at a purchase price of 37.335/100 Dollars ($.37335) per share (or an aggregate purchase price of Twenty-Five Thousand Dollars ($25,000)) (the “Purchase Price”).

2.                                       Representations and Warranties by the Company.  The Company hereby represents and warrants to the Investor as follows:

(a)                                  Organization, Standing, Etc.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted.

(b)                                 Authorization and Enforceability.  The Company has full legal power, right and authority to enter into this Agreement and to issue the Shares.  This Agreement has been duly authorized, executed and delivered on behalf of the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.  The Shares when delivered pursuant to the terms of this Agreement will be validly issued, fully paid and nonassessable.

(c)                                  Use of Proceeds.  The proceeds of the Investor’s purchase of the Shares will primarily be used to pay professional expenses and fees in connection with the contemplated Reverse Merger and for other general corporate purposes.

3.                                       Representations of the Investor.  The Investor hereby represents and warrants to the Company as follows:

(a)                                  Investment Intent.  The Shares being acquired by the Investor are being purchased for investment for the Investor’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof.  The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any State securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by the Investor.  The Investor further understands that the Shares are “restricted” shares and as such may not be transferred or resold without (i) registration under the Securities Act and any applicable State securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable State securities laws.

The Investor understands that an exemption from such registration is presently available pursuant to Rule 144 promulgated under the Securities Act by the Shares and Exchange Commission (the “Commission”) but that in any event the Investor may not sell any securities pursuant to Rule 144 prior to the expiration of a one-year period after the Investor has acquired such securities.  The Investor understands that any sales pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144.

(b)                                 Location of Principal Office, Qualification as an Accredited Investor, Etc.  The state in which the Investor’s principal office (or domicile, if the Investor is an individual) is Minnesota.  The Investor qualifies as an “accredited investor” for purposes of Regulation D promulgated under the Securities Act as an individual who either (i) had an income in excess of $200,000 in each of the years 2001 and 2002 and who reasonably expects income in excess of $200,000 in 2003, or (ii) had a joint income with spouse in excess of $300,000 in each of the years 2001 and 2002 and who reasonably expect a joint income in excess of $300,000 in 2003.  The Investor acknowledges that the Company has made available to the Investor at a reasonable time prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the business and affairs of the Company and the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of information furnished to the Investor.  The Investor (i) is able to bear the loss of its entire investment in the Shares without any material adverse effect on its business, operations or prospects, and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to this Agreement.

(c)                                  Acts and Proceedings.  This Agreement has been duly authorized by all necessary action on the part of the Investor, has been duly executed and delivered by the Investor, and is a valid and binding agreement of the Investor.

(d)                                 Legends.  It is understood that the certificates evidencing the Shares may bear legends required by applicable federal and state securities laws as well as the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

4.                         Conditional Repurchase Right of the Company.   The Company and the Investor covenant and agree that if, and only if, the Reverse Merger does not close by September 15, 2004, then the Company shall have the right, but not the obligation, to repurchase the Shares for the same Purchase Price, payable in cash against delivery of the certificates representing the Shares.

4.                                       Miscellaneous.

(a)                                  Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail:

(i)                                     if to the Investor, at 2001 Killebrew Drive, Suite 306, Minneapolis, MN  55425, or at such other address as such holder may specify by written notice to the Company, or

(ii)                                  if to the Company at 1438 East 8850 South, Sandy, Utah 84053, Attention: Chief Executive Officer, or at such other address as the Company may specify by written notice to the Investor;

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.

(b)                                 Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders from time to time of any of the Shares; provided, however, that a successor or assign of an Investor shall not be regarded as an “Investor.”

(c)                                  Headings.  The headings of the articles and sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(d)                                 Choice of Law.  The laws of Minnesota shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder.

(e)                                  Survival of Representations and Warranties, Etc. Except as otherwise set forth herein, all representations, warranties, covenants and agreements contained herein or in any certificate or document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement or such certificate or document, as the case may be, any investigation at any time made by the Investors or on their behalf, and the closing of the transactions contemplated by this Agreement.

(f)                                    Written Changes, Etc.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

(g)                                 Counterparts. This Agreement may be executed concurrently in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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The Company and the Investor have duly executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:	LONE MOOSE ADVENTURES, INC.

	By:	/s/ Christopher B. Glover
Christopher B. Glover
President and Chief Executive Officer

INVESTOR:	THOMAS E. FOX

/s/ Thomas E. Fox